EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated January 24, 2003 accompanying the consolidated financial statements of First Chester County Corporation and subsidiaries appearing in the 2002 Annual Report of First Chester County Corporation to its shareholders which is included in the Annual Report on Form 10-K for the year ended December 31, 2002 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.


/s/ Grant Thornton LLP
----------------------
Philadelphia, Pennsylvania
August 8, 2003